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                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant To Section 14(a) of the Securities
                              Exchange Act of 1934
                               (Amendment No.___)


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[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THE YACKTMAN FUNDS, INC.
                             -----------------------
                (Name of Registrant as Specified in its Charter)

                         YACKTMAN ASSET MANAGEMENT CO.
                         -----------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                              YACKTMAN LETTERHEAD

                                                                October 21, 1998

DEAR FELLOW STOCKHOLDER:

     By now you should have received our proxy statement for the Special Meeting of stockholders of the Funds called for November 24, 1998, which is opposed by the Carlson/Maliszewski Directors, who have described themselves to you as the Funds' "independent directors."

     IF YOU HAVE NOT ALREADY DONE SO, I URGE YOU TO JOIN WITH ME IN VOTING "FOR" ADOPTION OF YACKTMAN'S PROPOSALS BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED BLUE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE PROVIDED.

                                DON'T BE FOOLED.

     Soon, you may receive proxy soliciting materials from the Carlson/Maliszewski Directors, alleging, among other things, that I've changed my investment style, that my professional staff is inadequate, that my son is handling the day-to-day management of the Funds' portfolio and that I've repeatedly violated the Funds' Code of Ethics. The Carlson/Maliszewski Directors also imply that the problems which they perceive account for the Funds' underperformance relative to the S&P 500 over various time periods.

                     HERE ARE THE FACTS. PLAIN AND SIMPLE.

     While I have no intention of responding to every allegation hurled by the Carlson/Maliszewski Directors at Yacktman, you deserve to know the facts. Under the circumstances, the truth should be repeated.

                 YACKTMAN'S INVESTMENT STYLE REMAINS UNCHANGED.

     After months of urging me to modify my own investment style, the Carlson/ Maliszewski Directors are now claiming that I've already changed my style, which they want me to reverse. YOU SHOULD KNOW THAT YACKTMAN'S INVESTMENT OBJECTIVE, STRATEGY AND STYLE REMAIN UNCHANGED FROM WHAT WAS DESCRIBED TO YOU IN THE PROSPECTUS FOR THE FUNDS. Allegations that we've changed our investment style are simply false and misleading.

     My style is to invest in highly profitable businesses at prices well below their private market valuations. I look beyond the market cap of potential investments to concentrate on fundamentals. I look for growing businesses, and invest for the long-term.
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     The Carlson/Maliszewski Directors claim that I've changed my style because the market caps of the companies we've invested in are smaller than the market caps of companies whose stock I've bought in the past. This is because I've been unable to identify compelling values among the larger companies. If you were to compare the price/earnings multiples for the stocks of this group of companies against those owned by the Funds, you would see why the larger companies were considered pricey in terms of my investment criteria. HAD I COMPLIED WITH THE CARLSON/MALISZEWSKI DIRECTORS AND INVESTED IN THE OVERPRICED STOCKS OF LARGE COMPANIES WHICH THEY PREFER, THAT WOULD HAVE BEEN A SHIFT IN YACKTMAN'S INVESTMENT STRATEGY AND STYLE.

         THE FUNDS' PORTFOLIOS ARE MANAGED ONLY BY DONALD A. YACKTMAN.

     Only I manage the Funds' portfolios.   It would be improper and, in light
of Securities and Exchange Commission reporting requirements, illegal for me to allow otherwise. ALLEGATIONS THAT THE FUNDS' PORTFOLIOS ARE MANAGED BY ANYONE OTHER THAN ME ARE COMPLETELY FALSE.

     It IS true that Yacktman Asset Management employs smart, hard-working professionals to assist in researching prospective investments and executing my trades. But I decide which investment ideas to pursue and which should be ignored or abandoned. CONTRARY TO WHAT THE CARLSON/MALISZEWSKI DIRECTORS WOULD HAVE YOU BELIEVE, THIS IS HOW THINGS WORK AT YACKTMAN.

     The Yacktman Fund does not engage in derivative trading and The Yacktman Focused Fund's derivative trading is limited to exchange-listed puts. As with the Funds' portfolio of stock positions, I decide whether and when to purchase puts for the Focused Fund and whether and when to liquidate these positions.

                 YACKTMAN ADHERES TO THE FUNDS' CODE OF ETHICS.

     YACKTMAN IS IN FULL COMPLIANCE WITH THE FUNDS' CODE OF ETHICS. ALLEGATIONS THAT YACKTMAN IS "FLAUNTING" THE FUNDS' CODE OF ETHICS ARE FALSE AND MISLEADING.

     An arrangement to eventually discontinue my service as a director on the board of directors of a private company known as 1-800-CONTACTS was approved by the Carlson/Maliszewski Directors after the company became a public company and the Funds never invested in 1-800-CONTACTS. My son's continuing service as a director of that company also was approved in writing by the Carlson/Maliszewski Directors. Yet, now they would have you believe they were unaware of our involvement with 1-800-CONTACTS.

     Moreover, public Schedule 13D filings made by the Funds with the Securities and Exchange Commission reveal that, in the only instance where the Funds proactively sought representation on an issuer's board of directors to promote increased share value, the issuer promptly announced a sale of the issuer to a third
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party, resulting in a portfolio gain of more than $8 million (or more than 50%
in absolute terms) for the Funds. It's hard for me to understand why the Carlson/ Maliszewski Directors have characterized this investment initiative as "unsuccessful."

          YACKTMAN'S PROFESSIONAL STAFF IS WELL EQUIPPED FOR THE TASK.

     The Carlson/Maliszewski Directors also have alleged that Yacktman's support staff is too small and inexperienced for the responsibilities it carries. I DISAGREE. SINCE ONLY I MANAGE THE FUNDS, I BELIEVE THAT WE DON'T NEED ANY MORE PORTFOLIO MANAGERS. IN MY OPINION, OUR RESEARCH, TRADING AND BACK OFFICE SUPPORT STAFFS ARE MORE THAN ADEQUATE FOR THE WORK REQUIRED.

     I THINK THIS ALLEGATION IS TYPICAL OF WHAT'S WRONG WITH THE
CARLSON/MALISZEWSKI DIRECTORS. They simply don't have any meaningful portfolio management experience and, therefore, we believe they don't know what is (and is not) required for successful portfolio management.

     By their own admission, Jon Carlson's primary experience is in marketing. In my opinion, Mr. Maliszewski's career is noteworthy only for his responsibilities as a "client relationship manager" and Messrs. Hanson and Upton have no experience at all in the portfolio management industry. YET, THESE ARE THE PEOPLE WHO CLAIM TO BE REPRESENTING YOUR BEST INTERESTS WHEN THEY DEMAND WHAT I PERCEIVE TO BE RISKY MODIFICATIONS TO YACKTMAN'S INVESTMENT STYLE.

                       YACKTMAN IS BUYING MORE SHARES...

     AS PREVIOUSLY NOTED, I RECENTLY ADDED A SIGNIFICANT SUM OF MY OWN MONEY TO THE SUBSTANTIAL INVESTMENTS I'VE ALREADY MADE IN THE FUNDS. Meanwhile, collectively, the Carlson/Maliszewski Directors have significantly reduced their investment in the Funds.

          ...WHILE THE CARLSON/MALISZEWSKI DIRECTORS HAVE SOLD SHARES.

     Under the circumstances, I can't help but think that with each share redemption the Carlson/Maliszewski Directors -- your self-proclaimed "watchdogs" -- move one step further away from understanding our perspective, which is the same as your perspective, on the Funds' performance. LIKE YOU, WE CARE ABOUT THE FUNDS' INVESTMENT PROSPECTS AND RETURNS.

                  WE BELIEVE THE CARLSON/MALISZEWSKI DIRECTORS
                         SHOULD BE REMOVED FROM OFFICE.

     Using the Funds' assets, including the Funds' letterhead, the Carlson/Maliszewski Directors have sent you a WHITE proxy card, which they urge you to sign and return voting AGAINST adoption of Yacktman's proposals. In fact, they have
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told you to discard Yacktman's BLUE proxy card and to sign every WHITE proxy card which they send to you. DON'T DO IT.

     ONLY YOUR LATEST DATED PROXY CARD WILL COUNT AT THE SPECIAL MEETING. THEREFORE, IF YOU WISH TO SUPPORT YACKTMAN, YOU MUST SIGN, DATE AND RETURN ONLY THE BLUE PROXY CARD AND NEVER SIGN OR RETURN THE WHITE PROXY CARD. If you sign or return a WHITE proxy card by mistake, you can change your vote by signing and returning the enclosed BLUE card. Thereafter, you should not sign or return a WHITE proxy card, unless you wish to change your vote again.

     Unfortunately, before the Special Meeting occurs on November 24, you are likely to receive several mailings of proxy soliciting material from both sides of this proxy contest, with each mailing asking you to sign and return an enclosed proxy card. Don't be upset if you receive these mailings and don't be concerned by repeated requests for your return of an enclosed proxy card.

     Since only your latest dated proxy card will count and since you can change your vote at any time before the Special Meeting, both sides of this debate are compelled to send you additional proxy cards, even if you already have voted. THE DIFFERENCE IS THAT OUR MAILINGS TO YOU ARE PAID FOR BY YACKTMAN (AND NOT BY THE FUNDS), WHILE THE CARLSON/MALISZEWSKI DIRECTORS WANT THE FUNDS TO PAY FOR THEIR MAILINGS TO YOU.

                        VOTE THE BLUE PROXY CARD TODAY.

     YOU CAN VOTE "FOR" YACKTMAN'S PROPOSALS to remove the Carlson/Maliszewski Directors, to reduce the size of the Funds' board of directors by one seat (to five seats from six seats) and to elect three qualified independent directors BY SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED BLUE PROXY CARD, USING THE POSTAGE-PAID ENVELOPE PROVIDED. If you do this and never sign or return any of the WHITE proxy cards sent to you by the Carlson/Maliszewski Directors, your vote will be cast as recommended by Yacktman.

     We shall attempt to limit the number of mailings we conduct to only those mailings which contain new and important information for you to consider or, if necessary, to respond to additional false and misleading allegations contained in materials sent to you by the Carlson/Maliszewski Directors.

     Thank you for your continuing support and encouragement.

                                          Sincerely yours,
                                          DONALD A. YACKTMAN

                                          Donald A. Yacktman
                                          President